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                                                                    Exhibit 10.2

                       LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT is entered into as of the 3rd day of October 2002.

BETWEEN: HYDRO MED SCIENCES, INC., a corporation incorporated under the laws of the state of Delaware, U.S.A., with its principal place of business located at
         8 Clarke Drive
         Cranbury, New Jersey 08512-3617

         (hereinafter referred to as "HYDROMED")

                                     -and-

         PALADIN LABS INC., a corporation incorporated under the laws of Canada, with its principal place of business located at

         6111 Royalmount Avenue
         Suite 102
         Montreal, Quebec, H4P 2T4

         (hereinafter referred to as "PALADIN")

                                   BACKGROUND

WHEREAS Paladin is engaged in the marketing, sale and distribution of various pharmaceutical products;

WHEREAS HydroMed has developed and is the sole owner or exclusive licensee of certain Patent Rights and other Intellectual Property (each as hereinafter defined) relating to a certain Product (as hereinafter defined) and is currently in the process of conducting clinical trials for the Product for use in the treatment of prostate cancer;

WHEREAS HydroMed wishes to grant to Paladin an exclusive license under the Patent Rights and other Intellectual Property during the Term (as hereinafter defined) to import, use and sell the Product for use in the Primary Indication and Other Indications (both as hereinafter defined) in the Territory (as hereinafter defined), the whole in accordance with the terms and conditions hereinafter set forth;

WHEREAS HydroMed wishes to appoint Paladin as its exclusive agent in the Territory in seeking to obtain Regulatory Approval (as hereinafter defined) for the Product in the Territory for use in the Primary Indication and Other Indications, the whole in accordance with the terms and conditions hereinafter set forth;

WHEREAS HydroMed wishes to grant to Paladin the exclusive right to market and sell the Product in the Territory for use in the Approved Indications, the whole in accordance with the terms and conditions hereinafter set forth;

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WHEREAS HydroMed has agreed to supply Paladin with the Product on an exclusive basis in the Territory prior to Regulatory Approval, and following receipt of Regulatory Approval, for distribution and sale in the Territory for use in the Approved Indications, the whole in accordance with the terms and conditions hereinafter set forth.

                                      TERMS

NOW THEREFORE this Agreement witnesses that in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration, the Parties hereby covenant and agree as follows:

                    ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. For the purposes of this Agreement or any notice, consent, authorization or other communication required or permitted to be given hereunder, the following expressions shall have the following meanings, respectively, unless the context otherwise requires:

     (a) "AFFILIATE" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with another Person, provided that "control" shall mean ownership as to more than fifty percent (50%) of another Person or the power to direct decisions of another Person, including, without limitation, the power to direct management and policies of another Person, whether by reason of ownership, by contract or otherwise.

     (b) "AGREEMENT" shall mean this License and Distribution Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "HEREIN", "HEREOF, "HERETO", "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "ARTICLE", "SECTION", "SUBSECTION" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

     (c) "APPROVED INDICATIONS" shall mean the Primary Indication and the Other Indications, in each case at such time as Regulatory Approval for such indication has been obtained.

     (d) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which the branches of the Canadian Imperial Bank of Commerce located in the City of Montreal, Quebec and/or the Federal Reserve Bank with jurisdiction over the then- current principal place of business by HydroMed are not open for business.

     (e) "CALENDAR QUARTER" shall mean each three-month period commencing January 1, April 1, July 1 and October 1 of each year during the term of this Agreement.

     (f) "CALENDAR YEAR" shall mean the period from January 1st to December 31st in a given year.

     (g) "CANADIAN SOURCED ITEMS" means betadine swabsticks, alcohol swabs and Lidocaine HC1 1% and Epinephrine.

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     (h)  "CMC INFORMATION" shall mean the chemistry, manufacturing, and control information as commonly found in a NDS.

     (i) "COMMERCIAL SALE" means any sale or distribution of the Product by Paladin or its Affiliates to a Third Party, other than (i) distribution in connection with Phase IV clinical trials of the Product conducted by Paladin or (ii) distribution of samples in accordance with Section 4.7 provided by HydroMed under Section 4.7 at cost or less.

     (j)  "DEVELOPMENT PLAN" shall have the meaning set forth in Section 3.3.

     (k) "DIN" shall mean the Drug Identification Number issued by the TPD for each dosage form of the Product sold in the Territory.

     (1) "DEVELOPMENT PARTNER" shall have the meaning set forth in Subsection 3.9.1.

     (m)  "DOLLAR" and the symbol "$" shall mean lawful money of the United
          States.

     (n)  "EFFECTIVE DATE" shall mean the date first written above.

     (o) "ENDOMETRIOSIS INDICATION" shall have the meaning set forth in Subsection 3.9.1.

     (p) "EVENT OF FORCE MAJEURE" shall have the meaning set forth in Section 13.1.

     (q) "GMPs" shall mean Good Manufacturing Practices as required under the rules and regulations of Health Canada.

     (r) "GOVERNMENTAL BODY" shall mean (i) any domestic or foreign national, federal, provincial, state, municipal or other government or body,
          (ii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (iv) any domestic or foreign judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel of any of the foregoing governments or bodies.

     (s) "IMPLANT" means HydroMed's proprietary Histrelin Hydron Implant(TM), as more fully described in Schedule 1.1 (s).

     (t) "IMPROVEMENTS" shall mean any re-formulations, line-extensions or other advances in, modifications or improvements to the Product for use in the Primary Indication and Other Indications.

     (u) "INTELLECTUAL PROPERTY" shall mean: (a) the Patent Rights; (b) the Trade Marks; (c) the Marketing and Distribution Know-How; and (d) whether or not reduced to writing, all discoveries, inventions, all rights to inventions, designs, design applications and design registrations, copyright, copyright applications and registrations, and all other rights and intellectual property now or hereafter owned, held or used by HydroMed or any of its Affiliates, other than patents, patent applications, trademarks, trade names and trade dress.

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     (v)  "KIT" shall mean a container and its components assembled and packaged by HydroMed or a third party designated by HydroMed, containing the Implant and the materials and accessories listed on Schedule 1.1 (v) The contents of the Kit may vary from time to time, subject to mutual written agreement between the Parties.

     (w) "LABELS" shall mean (i) all labels and other written, printed, or graphic matter upon the Product or any packaging, container or wrapper utilized with the Product and (ii) any written material accompanying the Product, including without limitation, any package inserts.

     (x)  "LAWS" shall mean:

          (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international, including any such constitutions, etc. of any Governmental Body;

          (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Body; and

          (iii) all policies, practices and guidelines of any Governmental Body, in each case binding on or affecting the Party or Person referred to in the context in which such word is used; and "LAW" shall mean any one of them.

     (y) "LOSSES" shall mean liabilities, damages, costs or expenses, including reasonable fees and expenses of attorneys and other professionals, as well as court costs.

     (z) "MARKETING AND DISTRIBUTION KNOW-HOW" shall mean all know-how, information, data, knowledge, reference materials, confidential information and other information owned or developed by, in the possession of, known to or used by HydroMed and/or its Affiliates that is reasonably required by Paladin in order to market, distribute, use and sell the Product in the Territory for use in the Primary Indication and Other Indications and can be disclosed by HydroMed to Paladin. Without limiting the generality of the foregoing, Marketing and Distribution Know-How shall include all marketing plans, market research data and reports, customer segmentation reports, studies, sales materials, reprints, brochures, package inserts, stability data and manufacturing quality data regarding the Product whether in the Territory or outside the Territory, and all Promotional Materials, in each case if HydroMed can disclose it to Paladin.

     (aa) "MARKETING PLAN" shall have the meaning set forth in Section 4.9.

     (bb) "MATERIAL BREACH" shall mean any breach of the terms of this Agreement of such a nature as to have a material effect on the non-breaching Party.

     (cc) "NDS" shall mean a New Drug Submission filed with the TPD.

     (dd) "NET SALES" shall mean the total gross sales invoiced and collected by Paladin with respect to the Commercial Sale of the Product in the Territory by Paladin, less the

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          aggregate of (i) customers' returns for Product that fails to comply with Specifications or that are made in accordance with the Returns Policy attached to Schedule 8.8, rebates pursuant to any governmental programs or Laws, recalls, trade and/or promotional allowances actually allowed or taken; (ii) charges paid by Paladin for freight, transport and delivery, including insurance, for shipping from Paladin's or its designee's facilities to a customer, and (iii) any sales tax, value added tax, goods and services tax or any other tax that may be imposed on the sale of the Product, which taxes are included in gross sales invoiced.

     (ee) "OTHER INDICATIONS" shall mean the treatment of central precocious puberty (CPP), and/or any other indications for which the Product shall be developed; provided, however, that the Endometriosis Indication shall only be treated as an Other Indication if Paladin exercises its right of first refusal to obtain marketing and distribution rights for the Endometriosis Indication in accordance with Subsection 3.9.

     (ff) "PARTIES" shall mean Paladin or HydroMed collectively; and "Party" shall mean either one of them.

     (gg) "PATENT RIGHTS" shall mean those patent applications and issued patents owned by HydroMed or its Affiliates and/or made available in any other way to HydroMed or its Affiliates that but for this Agreement would be infringed by the manufacture, use, distribution or sale of the Product in the Territory for use in the Primary Indication or Other Indications and every divisional, continuation, continuation in part, substitution and confirmation application based thereon, and any reissue or extension based on any of the foregoing.

     (hh) "PERSON" shall mean an individual, corporation, limited liability company, cooperative, partnership, organisation or any similar entity.

     (ii) "PRIMARY INDICATION" shall mean the treatment of prostate cancer.

     (jj) "PRODUCT" shall mean all dosage strengths and forms of the Implant in its final finished form along with the Kit, together with all Labels and any and all Improvements. In no event shall the Canadian Sourced Items be considered part of the Product.

     (kk) "PROMOTIONAL MATERIALS" shall mean all promotional materials, detail aids and pieces, journal ads, films, artwork and graphics, and any other marketing literature and information relating to the marketing, distribution or sale of the Product for use in the Primary Indication and/or Other Indications outside of the Territory.

     (l1) "REGULATORY APPROVAL" shall mean the approval by the TPD of an NDS and the issuance of a DIN for the Product, and any other approvals, licenses, registrations or authorizations of the TPD or any other Regulatory Authority necessary for the marketing, distribution and sale of the Product in the Territory for use in a particular indication.

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     (mm) "REGULATORY AUTHORITY" shall mean each and every Governmental Body from which approvals are required for the marketing, distribution or sale of the Product in the Territory.

     (nn) "REJECTED PRODUCT" shall have the meaning set forth in Section 7.6.1.

     (oo) "SPECIFICATIONS" shall mean the specifications for the Product, as approved by the TPD, to be attached as Schedule l.l(oo) and more fully described in the official Labels for the Product.

     (pp) "TERM" shall mean the time period from the Effective Date until termination of this Agreement.

     (qq) "TERRITORY" shall mean Canada and each of its territories and possessions on the Effective Date.

     (rr) "THIRD PARTY" means any Person other than a Party or an Affiliate of a Party.

     (ss) "TPD" shall mean the Therapeutic Products Directorate of Health Canada or any successor or replacement entity thereof performing the same functions.

     (tt) "TRADE MARKS" shall mean, subject to Article 5, all trade marks and trade names and trade dresses (whether registered or not) owned by HydroMed or its Affiliates and approved by HydroMed for use in the marketing, distribution and sale of the Product in the Territory for use in the Primary Indication and/or Other Indications.

1.2 INTERPRETATION. The division of this Agreement into Articles and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

1.3 SCHEDULES. The following are the Schedules annexed to and incorporated (or will be annexed to and incorporated) in this Agreement by reference and deemed to be a part hereof:

     Schedule 1.1(s)    Current Implant Specifications
     Schedule l.l(v)    Contents of Kit
     Schedule 1.1(oo)   Product and Kit Specifications
     Schedule 8.8       Returns Policy
     Schedule 9.1       Quality Agreement

                      ARTICLE 2 - LICENSE AND CONSIDERATION

2.1 LICENSE GRANTS. HydroMed hereby grants to Paladin, and Paladin hereby accepts, an exclusive royalty-bearing (as set forth in Article 6) license under the Intellectual Property in the Territory during the Term (and any extended period provided for in Section 13.7):

     2.1.1. to seek Regulatory Approval for the marketing, distribution and sale of the Product for use in the Primary Indication, and subject to Sections 3.1 and 3.9, any Other Indications;

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     2.1.2. following receipt of Regulatory Approval, to directly or indirectly use, market, promote, distribute and sell the Product in the Territory for use in the Approved Indications;

     2.1.3. subject to Article 5, to use the Trade Marks on the Product in connection with the marketing, distribution and sale of the Product in the Territory for use in the Approved Indications; and

     2.1.4. to use the Marketing and Distribution Know-How, the Patent Rights and all other Intellectual Property to the extent reasonably required by Paladin in order to market, distribute and sell the Product in the Territory for use in the Approved Indications,

     the whole in accordance with the provisions of this Agreement. Paladin agrees that all of the Intellectual Property is and shall remain the property of HydroMed.

2.2 SUBLICENSING. The license rights granted under Section 2.1 may be sublicensed by Paladin with the prior written consent of HydroMed, which consent shall not be unreasonably withheld or delayed. The grant of any sublicense shall not relieve Paladin of any of its obligations under this Agreement.

2.3 RESERVATION OF RIGHTS. HydroMed hereby reserves to itself all right, title and interest in the Intellectual Property not expressly granted to Paladin in this Agreement. Without limiting the generality of the foregoing, in no event shall this Agreement be construed to grant Paladin any rights to the Intellectual Property outside the Territory or prevent HydroMed from directly or indirectly: (a) manufacturing, using, marketing, promoting, distributing and selling the Product in the Territory for use in indications other than the Primary Indication and Other Indications; (b) manufacturing, using, marketing, promoting, distributing and selling the Product outside the Territory for use in any indication; or (c) entering into and performing agreements with third parties regarding the foregoing.

             ARTICLE 3 - PRODUCT DEVELOPMENT AND REGULATORY APPROVAL

3.1 REGULATORY APPROVAL. HydroMed hereby appoints Paladin as its exclusive agent in the Territory during the Term, and Paladin hereby accepts its appointment, upon the terms and conditions herein specified, to apply for each Regulatory Approval for the Product for use in the Primary Indication and any Other Indications currently in development by HydroMed or developed by HydroMed subsequent to the Effective Date; it being understood that HydroMed shall be under no obligation to develop the Product for use in such Other Indications. Paladin hereby agrees to use commercially reasonable efforts in applying for each such Regulatory Approval, which shall, whenever permitted by the Law, be applied for in the name of Paladin and, subject to Section 13.7, shall be owned solely by Paladin and HydroMed undertakes, at its own expense, to provide Paladin with such assistance and cooperation to the extent necessary to obtain each such Regulatory Approval for the Product for use in the Primary Indication and Other Indications currently in development by HydroMed or developed by HyroMed subsequent to the Effective Date. The Parties agree to set up a meeting with the TPD prior to submitting the NDS for the Product and to undertake appropriate follow-up procedures in order to increase the chances of success in obtaining Regulatory Approval for the Product for use in the Primary Indication.

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3.2  FURNISHING DATA.  HydroMed shall supply Paladin with all data and information in its possession or control as is necessary for the purpose of obtaining Regulatory Approval for the Product in the Territory for use in the Primary Indication and any Other Indications currently in development by HydroMed or developed by HydroMed subsequent to the Effective Date, including but not limited to clinical and non-clinical study data, results and reports (including toxicology reports) and/or CMC information owned or used by HydroMed with respect to the Product, and HydroMed may, in its discretion, make its personnel available as needed to address any regulatory issues as they arise. Without limiting the generality of the foregoing, HydroMed shall provide Paladin with access to and the right to cross-reference existing regulatory filings for the Product submitted by it and/or its Affiliates or designated nominees in any jurisdiction outside of the Territory. At the request of Paladin, HydroMed shall notify the Regulatory Authority in the Territory of Paladin's right to reference any such regulatory filings in any application filed by Paladin in accordance with the terms of this Agreement.

3.3  DEVELOPMENT AND REGULATORY APPROVAL PLAN FOR THE PRIMARY INDICATION.
     Within sixty (60) Business Days after the Effective Date, Paladin and HydroMed shall prepare a plan outlining all pre-clinical, clinical and regulatory activities that are necessary for receiving Regulatory Approval for the use of the Product in the Primary Indication in the Territory, the party responsible for each such activity and estimated time schedules for the completion of all such activities (the "Plan"). Generally, the Plan shall allocate responsibility for pre-clinical and clinical activities to HydroMed and regulatory activities in the Territory (including development and approval of the Labels) to Paladin. Subject to Section 6.3, in no event, however, shall the Plan require HydroMed to conduct pre-clinical or clinical activities beyond those activities currently being conducted by HydroMed in the United States in respect of the Primary Indication. Each Party shall use commercially reasonable efforts to perform their respective responsibilities under the Plan within the schedule set forth in the Plan. Each Party shall provide the other Party with regular (but no less than quarterly) updates on its progress against the Plan.

3.4 CLINICAL TRIALS FOR THE PRIMARY INDICATION: PHASE IV CLINICAL STUDIES. HydroMed, at its own cost, shall use commercially reasonable efforts to complete all necessary pre-clinical and clinical trials that are required by the TPD in order to receive Regulatory Approval for use of the Product in the Primary Indication, provided that HydroMed shall not be required to undertake any pre-clinical or clinical trials for the Primary Indication beyond those activities currently being conducted in the United States and Canada in respect of the Primary Indication (which includes one (1) site in the Territory for the current clinical trial being conducted by HydroMed in respect of the Primary Indication). Paladin shall have the exclusive right (but not the obligation) to conduct Phase IV clinical trials relating to the use of the Product in the Approved Indications in the Territory, but only with the prior written consent of HydroMed, which consent shall not be unreasonably withheld or delayed; provided that if Paladin fails to conduct such Phase IV clinical trial within one (1) year after a request by HydroMed to conduct such a study, HydroMed shall have the right to conduct Phase IV clinical trials relating to use of the Product in the Approved Indications in the Territory. For the purpose of conducting such Phase IV clinical trials, HydroMed shall supply to Paladin a commercially reasonable quantity of the Product at a price equal to HydroMed's manufacturing cost. All clinical and/or marketing data developed by the Parties during the Term shall remain the property of the Party developing such data, and any data to which both Parties have contributed to or on which both Parties have worked shall remain the

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     property of both jointly and severally. The Parties agree that they will promptly share with one another all information and reports regarding the results of any such Phase IV trials.

3.5 MAINTAINING REGULATORY APPROVAL. Paladin undertakes to use commercially reasonable efforts to maintain the Regulatory Approval for the Product for use in the Approved Indications in the Territory. HydroMed undertakes to assist in maintaining such Regulatory Approval, in accordance with Paladin's reasonable requests. Subject to the foregoing, all reasonable direct out-of-pocket expenses incurred by Paladin and/or HydroMed in maintaining the registrations shall be borne and reimbursed by Paladin.

3.6 COPIES OF CORRESPONDENCE; NOTICE. Copies of all pertinent correspondence related to the promotion, sale and use of the Product for use in the Approved Indications, to and from the TPD or other relevant Regulatory Authority and all submissions, or pertinent excerpts thereof, to the TPD connected to the Product for use in the Approved Indications will be furnished by the corresponding Party to the other Party in a timely manner.

3.7 REIMBURSEMENT. Paladin shall use commercially reasonable efforts to seek to obtain and to maintain the Product on the federal and/or provincial formularies for use in the Approved Indications in the Territory. HydroMed agrees to assist Paladin as reasonably required with such efforts. Subject to the foregoing, any and all expenses incurred by Paladin and/or HydroMed with the obtaining and maintenance of the Product on the federal and/or provincial formularies shall be borne and reimbursed by Paladin.

3.8 PATENTED MEDICINE PRICES REVIEW BOARD. Paladin undertakes, at its own expense, to make all submissions and filings to the Patented Medicine Prices Review Board ("PMPRB") in order to establish unit prices for the Product for use in the Approved Indications that conform to the PMPRB's guidelines.

3.9  ENDOMETRIOSIS INDICATION.

     3.9.1. DEVELOPMENT. In the event that HydroMed enters into an agreement (the "Third Party Development Agreement") with a Third Party outside of the Territory (the "Development Partner") for the development of the Product for use in the treatment of endometriosis (the "Endometriosis Indication"), then Paladin shall have an option, exercisable within a period of thirty (30) days of being notified in writing by HydroMed, to pay to HydroMed a share of the total consideration paid by the Development Partner under the Third Party Development Agreement, as per the following formula: A x B / C, where "A" is the total consideration paid by the Development Partner to HydroMed for the right to develop the Product for the Endometriosis Indication, "B" is the total annual revenue generated by all pharmaceutical sales in the Territory, as determined by an independent and credible source, and "C" is the total annual revenue generated by all pharmaceutical sales for those territories for which the Development Partner has been granted marketing rights, as determined by an independent and credible source. Any payments made by Paladin shall be consistent with the form, terms and conditions of the Third Party Development Agreement. If Paladin exercises this option, then the Endometriosis Indication shall automatically be treated as an Other Indication and be subject to the terms and conditions herein. If Paladin does not exercise its option under this subsection 3.9.1 by the end of the thirty (30) day period, then HydroMed shall be free

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          to grant, sell, transfer, license or otherwise assign such rights to any Third Party, on economic terms no more favourable, in the aggregate, to such Third Party than those offered to Paladin hereunder.

     3.9.2. RIGHT OF FIRST REFUSAL. Notwithstanding anything contained herein to the contrary, at any time during the Term, in the event that HydroMed develops independently the Product for use in the Endometriosis Indication, HydroMed shall promptly so notify Paladin in writing. Upon receipt of such notice, Paladin shall have a period of thirty (30) days to deliver to HydroMed a written notice of its interest in marketing and distributing the Product for use in the Endometriosis Indication in the Territory. If Paladin so confirms its interest, then the Endometriosis Indication shall automatically be treated as an Other Indication under this Agreement for all purposes, and to the same extent as any of the Other Indications, unless otherwise agreed to between the Parties by way of a separate written agreement (it being understood that Paladin shall in no event be required to pay any milestone payments provided for herein for the grant of such rights). If Paladin does not confirm its interest by the end of such thirty (30) day period, then HydroMed shall be free to grant, sell, transfer, license or otherwise assign or commercialize the Product for use in the Endometriosis Indication either itself or through Third Parties on economic terms no more favourable in the aggregate to such Third Party than those offered to Paladin hereunder.

     3.9.3. ACCESS TO DATA. If Paladin obtains marketing and distribution rights for the Endometriosis Indication as provided in Subsections
          3.9.1 and 3.9.2 above, then HydroMed shall, and shall cause the Development Partner to, comply with the terms of this Article 3, including without limitation, the undertaking to provide all necessary data and information in their possession or control as is necessary for the purpose of seeking Regulatory Approval for the Endometriosis Indication.

3.10 DEVELOPMENT AND REGULATORY APPROVAL PLAN FOR OTHER INDICATIONS. Within sixty (60) Business Days after HydroMed notifies Paladin of its development of the Product for use in an Other Indication, Paladin and HydroMed shall prepare a plan outlining all pre-clinical, clinical and regulatory activities that are necessary for receiving Regulatory Approval for use of the Product in the Other Indication in the Territory, the party responsible for each such activity and estimated time schedules for the completion of all such activities (each such plan, the "Additional Plan"). Generally, each Additional Plan shall allocate responsibility for pre-clinical and clinical activities to HydroMed and regulatory activities in the Territory to Paladin (including development and approval of the Labels). Subject to
     Section 6.3, in no event, however, shall any Additional Plan require HydroMed to conduct pre-clinical or clinical activities beyond those activities planned to be undertaken by HydroMed for obtaining approval to market and sell the Product in the United States for use in the Other Indication, except that HydroMed shall open at least one (1) site in the Territory for all pivotal clinical trials for any such Other Indication. Each Party shall use commercially reasonable efforts to perform their respective responsibilities under each Additional Plan within the schedule set forth in each Additional Plan. Each Party shall provide the other Party with regular (but no less than quarterly) updates on its progress against the Plan.

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       ARTICLE 4 - EXCLUSIVE SUPPLY AND DISTRIBUTION; PROMOTION AND SALES

4.1 APPOINTMENT OF DISTRIBUTOR. Without prejudice to the exclusive rights granted to Paladin in Section 2.1 above and for greater certainty, for the Term, HydroMed hereby appoints Paladin, and Paladin hereby accepts its appointment, as exclusive distributor of the Product in the Territory for the Approved Indications, and HydroMed hereby agrees and undertakes to supply Paladin with a sufficient quantity of the Product to meet its needs throughout the Term, subject to and in accordance with the terms and conditions hereinafter set forth.

4.2 EXCLUSIVE SUPPLY. During the Term, HydroMed shall not supply the Product for distribution or sale in the Territory for use in the Primary Indication or Other Indications to any Person other than Paladin, it being understood between the Parties that HydroMed shall not directly or indirectly sell, or otherwise make available, the Product in the Territory for use in the Primary Indication or Other Indications other than through Paladin in accordance with the terms of this Agreement. HydroMed shall refer to Paladin all orders or inquiries received by it from sources in the Territory in connection with the Product for use in the Approved Indications.

4.3 SALES WITHIN THE TERRITORY. Paladin shall not, and Paladin shall cause its Affiliates not to, directly or indirectly, without the prior written consent of HydroMed, sell the Product outside the Territory, or knowingly sell the Product to any Person within the Territory for resale or use outside of the Territory.

4.4 COMPETING PRODUCT. Each Party shall not, and shall cause its Affiliates not to, directly or indirectly, jointly or in conjunction with any other Person, whether as principal, agent, shareholder, employee, independent contractor, or in any other manner whatsoever, develop, market, distribute or sell in the Territory any products that contain the same active ingredient as that which is contained in the Product, or any products similar to or competitive with the Product, that are used in any of the Approved Indications, during the Term and for a period of three (3) years following the expiry or termination of this Agreement. The foregoing shall not be construed to prevent HydroMed from directly or indirectly manufacturing, marketing, distributing and selling the Product in the Territory for use in any indication after the Term.

4.5 SUBCONTRACTING. The Parties acknowledge and agree that, subject to prior written notification to and acceptance from the appropriate Regulatory Authority, each Party shall have the right, at its sole expense, to subcontract with Third Parties or Affiliates for the performance of its obligations hereunder, upon prior written approval of the other Party where the subcontractor is a Third Party (which approval shall not be unreasonably withheld or delayed); provided, however, that each Party shall remain responsible to the other Party for (a) assuring that each subcontractor complies with all applicable provisions of this Agreement and all applicable Laws and (b) fulfilling all of its obligations hereunder. In the event that any subcontracting by HydroMed would have a material impact on Paladin's responsibilities to the appropriate Regulatory Authority and to the extent reasonably possible, HydroMed will inform Paladin at least six (6) months prior to arranging for any such subcontracting.

4.6 PRODUCT PROMOTION. Paladin shall employ commercially reasonable efforts to market, distribute and sell the Product in the Territory for use in the Approved Indications and shall bear all costs and expenses incurred in connection with such efforts, except as set forth in this

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     Agreement. The Parties agree to meet at either Party's request in order to discuss any marketing, distribution and sales issues.

4.7 SAMPLES. During the first three (3) years from the date the Product is launched in the Territory, HydroMed shall provide to Paladin samples of the Product at a price equal to HydroMed's manufacturing cost. Sample quantities shall be limited to supplying evaluation units to an advisory board for example, or key physicians as identified by Paladin and approved by HydroMed acting reasonably, and not to be used as a promotional tool for the broad mass of the Territory's physicians.

4.8 PROMOTIONAL MATERIALS. HydroMed shall provide Paladin, at no additional cost, with samples of all Promotional Materials owned by HydroMed to market the Product for use in the Approved Indications outside of the Territory; provided that Paladin reimburses HydroMed for all additional advertising agency costs, if any, associated with supplying any artwork and graphics. HydroMed hereby grants to Paladin the right to use such Promotional Materials and, subject to Article 5, to modify any artwork and graphics for its purpose. HydroMed shall use commercially reasonable efforts to obtain for Paladin the right to use Promotional Materials owned by any Third Party.

4.9 MARKETING PLAN. Commencing the year following submission of the NDS, Paladin shall prepare, develop and submit to HydroMed an annual marketing plan (the "Marketing Plan") for HydroMed's review and approval by no later than the 15th of February of each year during the term of this Agreement, for the then current Calendar Year. The Marketing Plan will outline plans for the promotion and sale of the Product in the Territory, and will also include recommendations for Product pricing, reimbursement status and activities, positioning, and a description of the promotional programs, if any, planned for the relevant Calendar Year. HydroMed, acting in good faith, shall have thirty (30) Business Days from the date of receipt to review the Marketing Plan and suggest commercially reasonable changes. Paladin shall make commercially reasonable efforts to include any changes in the Marketing Plan suggested by HydroMed and shall advise, in writing, within fifteen (15) Business Days which changes it has incorporated together with an explanation as to any changes that were suggested by HydroMed but not incorporated. In the event that HydroMed does not respond to Paladin within thirty (30) Business Days of the receipt of the Marketing Plan, the Marketing Plan will be deemed to be acceptable to HydroMed. Notwithstanding anything else contained herein to the contrary, at the request of either Party, the Parties shall meet semi-annually to review proposed marketing plans for the Product.

                        ARTICLE 5 - BRANDING; TRADEMARKS

5.1 BRANDING. The Product shall bear a product name owned by HydroMed, which product name shall, if possible, be the same as the product name used in the United States, as well as certain other trademarks of HydroMed and trademarks of Paladin (other than a product name) and use the trade dress identified by HydroMed from time to time and approved by Paladin; provided, however, that such labeling shall ensure that the distinctiveness of the trademarks of each party is maintained and include a tag line that indicates the ownership of each Party's trademarks.

5.2 OBLIGATIONS AND CONDITIONS. No Promotional Materials bearing the Trade Marks may be used without HydroMed's prior written approval, which consent shall not be unreasonably

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     withheld or delayed but shall be conditioned upon maintaining the distinctiveness of the trademarks of each Party and including a tag line that indicates HydroMed's ownership of the Trade Marks. It is agreed by the Parties that in the event that HydroMed does not respond to Paladin's submission of the new Promotional Materials or labeling within ten (10) Business Days, consent shall be deemed to be granted. Notwithstanding anything to the contrary, Paladin's use of the Trade Marks shall be conditioned upon Paladin's compliance with HydroMed's then-current quality standards, which standards HydroMed may update from time to time by written notice to Paladin, it being understood that Paladin may use up any packaging, labeling or Promotional Materials that it has at the time of the update, either in stock or in process.

5.3 LICENSE GRANT BY PALADIN. Paladin hereby, for itself and on behalf of its Affiliates, grants HydroMed a nonexclusive license to use Paladin's trademarks, trade names, logos and trade dress (collectively, the "Paladin Trademarks") on labeling of the Product approved by Paladin. Notwithstanding anything to the contrary, HydroMed's use of the Paladin Trademarks shall be conditioned upon HydroMed's compliance with Paladin's then-current quality standards which standards Paladin may update from time to time by written notice to HydroMed, it being understood that HydroMed may use up any packaging, labeling or promotional material that it has at the time of the update, either in stock or in process.

5.4 CHANGES. Each Party may discontinue, alter or add new trademarks to be used in connection with the labeling and marketing of the Product in the Territory for use in the Approved Indications; provided that: (a) the foregoing shall not be deemed to allow Paladin to use or place a product name owned by Paladin or licensed by Paladin from a Third Party on the Product; and (b) each Party may use up any packaging, labeling or Promotional Materials that it has at the time of the discontinuance, alteration or addition, either in stock or in process.

5.5 NO OTHER RIGHTS; ALLOCATION OF GOODWILL. Except for the licenses granted by each of HydroMed and Paladin to the other under this Agreement, neither Party shall acquire any right, title, or interest in any trademark, trade name, logo or trade dress of the other Party by reason of this Agreement. Each of Paladin and HydroMed shall be responsible for registering, as necessary, its own trademarks, trade names, logos and trade dress. Paladin acknowledges that all use of any of HydroMed's trade names, trademarks, trade dress and logos and all of the goodwill associated therewith shall inure solely to HydroMed's benefit. Likewise, HydroMed acknowledges that all use of any of Paladin's trademarks, trade dress, trade names, and logos, and all of the goodwill associated therewith shall inure solely to Paladin's benefit.

5.6 EFFECT OF TERMINATION. Upon termination of this Agreement both parties shall immediately cease all use of the other party's trademarks, trade names, logos and trade dress, except as set forth in Section 13.7

                      ARTICLE 6 - PRICING AND PAYMENT TERMS

6.1 TRANSFER FEE. Paladin shall pay HydroMed a transfer fee for each unit of the Product supplied by HydroMed to Paladin under this Agreement (the "Transfer Fee"). The Transfer Fee is USD $190 per unit of the Product. Paladin shall pay HydroMed's invoices for Transfer Fees no later than forty-five (45) days after receipt of each shipment of the Product.

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6.2  ROYALTIES.  In consideration of HydroMed's grant of license rights to the
     Intellectual Property under this Agreement, Paladin shall pay HydroMed royalties in an amount equal to eight percent (8%) of Net Sales. Paladin shall pay the royalties due under this Agreement no later than forty-five
     (45) days following the completion of each Calendar Quarter.

6.3 REFUND FOR PRE-CLINICAL AND CLINICAL ACTIVITIES. If the TPD requires pre-clinical or clinical activities to grant Regulatory Approval for use of the Product in the Primary Indication or any Other Indication developed by HydroMed beyond those activities currently being undertaken or subsequently undertaken by HydroMed at its expense to obtain approval to sell the Product, HydroMed and Paladin will mutually agree as to how to undertake such pre-clinical and/or clinical activities and following such agreement, HydroMed will pay the first Two Hundred Fifty Thousand Dollars ($250,000) of such pre-clinical and/or clinical activities and Paladin shall pay all amounts above Two Hundred Fifty Thousand Dollars ($250,000). Notwithstanding the foregoing, if Paladin has not made an equity investment in HydroMed of at least One Million Dollars ($1,000,000) in accordance with the Investment Agreement between Paladin and HydroMed dated the Effective Date (the "Investment Agreement"), then HydroMed need not pay for such pre-clinical or clinical activities and instead will refund to Paladin the actual out-of-pocket cost paid by Paladin for such pre-clinical and clinical activities subject to the following conditions and limitations:

     (a) HydroMed shall be required to make such refund only after Paladin makes an equity investment in HydroMed of at least One Million Dollars ($1,000,000) in accordance with the Investment Agreement;

     (b) HydroMed shall make such refund only after Paladin has provided to HydroMed invoices and other documentation and records reasonably requested by HydroMed supporting Paladin's calculation of the actual out-of-pocket cost paid by Paladin for such pre-clinical and clinical activities; and

     (c) the aggregate amount of such refund shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).

6.4 QUARTERLY REPORT. Within forty-five (45) days following the end of each Calendar Quarter, Paladin shall render a written report to HydroMed setting forth the following information and calculations for such Calendar Quarter:

     (a)  Net Sales for the Calendar Quarter;

     (b) the actual number of Product sold (net of returns) for the Calendar Quarter; and

     (c)  the calculation of royalties payable to HydroMed pursuant to Section
          6.2.

6.5 ANNUAL REPORT. Within sixty (60) days following the end of each Calendar Year, Paladin shall render a written report to HydroMed setting forth the Net Sales for the Calendar Year.

6.6 PHASE IV AND SAMPLE SUPPLIES. In accordance with Sections 3.4 and 4.7, Paladin shall pay HydroMed for HydroMed's supply of the Product for use in Phase IV clinical trials and samples in an amount equal to HydroMed's fully burdened manufacturing cost. Paladin shall

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     pay HydroMed's invoices for such supplies within forty-five (45) days after receipt of the Product.

6.7 PAYMENT. All amounts due to HydroMed in accordance with the terms hereof shall be paid by cheque or wire transfer in Dollars to such bank as HydroMed may direct from time to time. Overdue amounts shall bear interest at a rate equal to the lower of 1.5% per month or the highest rate permitted by law from the due date until the date paid. All expenses incurred by Paladin in making such transfers shall be borne by Paladin. For amounts collected by Paladin in currency other than Dollars, such amounts shall be converted to Dollars using the exchange ratio set forth in the Wall Street Journal on the last day of the relevant Calendar Quarter.

6.8 RECORDS. Paladin shall record all sales of Product and shall keep full and true books of account and other records in accordance with the requirements of generally accepted accounting principles in Canada and other good business practice so that details of sales for the Product, the calculation of Net Sales and Paladin's payment obligations in respect thereof may be properly ascertained.

6.9 AUDIT. Paladin agrees, at the request of HydroMed and at HydroMed's expense, to permit an independent accounting firm of recognized Canadian national standing, selected by HydroMed to have access, upon reasonable notice, during ordinary business hours and no more frequently than once in any Calendar Year, to such books of account and other records as may be necessary to determine the correctness of any report by Paladin to HydroMed in accordance with this Article 6. If such independent certified public accountant shall determine that an amount is due and owing by one Party to the other, then the owing Party shall promptly pay the amount due and owing, provided that if the Party owing the amount is Paladin and such amount is five percent (5%) or more of the total amount that should have been paid to HydroMed under this Agreement in respect of the audited period, then Paladin shall also reimburse HydroMed for the cost of the audit.

                       ARTICLE 7 - MANUFACTURE AND SUPPLY

7.1 MANUFACTURING. HydroMed shall, directly or through an Affiliate or Third Party designee, have the sole right and responsibility for manufacturing, assembling, packaging and labeling the Product in such quantities as, in HydroMed's opinion, are required to fill all orders and for maintaining such inventory levels of raw materials and packaging components as are required to meet Paladin's then-current forecast for the Product. HydroMed shall require and ensure that each Product is assembled and packaged in accordance with GMPs and all applicable Laws and includes the Labels. Paladin shall be responsible for supplying camera-ready proofs of all Labels and other artwork to be included with the Product.

7.2 SUPPLY. HydroMed or its Affiliates shall supply Paladin with all of its requirements in the Territory for the Product for use in the Approved Indications in finished package form. HydroMed shall use all reasonable efforts to supply Paladin with a sufficient quantity of the Product to satisfy Paladin's forecasted needs from time to time throughout the Term and in accordance with the terms of this Agreement. Notwithstanding anything to the contrary, HydroMed shall have no obligation or liability for its failure or inability to satisfy orders for the Product that exceeds the Forecast in effect for the relevant period at the time of ordering by forty percent (40%).

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7.3  FAILURE TO SUPPLY.  In the event that HydroMed or its Affiliates are unable to supply the Product in specified quality or in quantities sufficient to meet forecast demand for a cumulative period of ninety (90) Business Days in any twelve (12) month period ("Supply Failure Period"), then Paladin may elect in its sole and absolute discretion to either:

     7.3.1. as its sole and exclusive remedy, receive liquidated damages in an amount equal to (i) the Net Sales that Paladin would have generated from the last day of the Supply Failure Period until the date that is twelve (12) months later less (ii) the product of the Transfer Fee multiplied by the aggregate number of units of the Product forecasted to be ordered during such twelve (12) month period (as set forth in the most recent Forecast provided pursuant to Section 8.3), provided that

     (a) if Paladin elects to receive liquidated damages under this Section 7.3.1, then HydroMed shall be relieved of its obligations under
          Article 7 and Article 8 to manufacture and supply Paladin with Product (both in respect of any unsatisfied Purchase Orders and any new Purchase Orders that Paladin may place with HydroMed) until such time as HydroMed notifies Paladin that it is able to resume supply of the Product under the terms of this Agreement, except that if HydroMed does not give such notice within twelve (12) months after the last day of the Supply Failure Period, this Agreement shall automatically terminate; and

     (b) if HydroMed's inability to supply is caused by an Event of Force Majeure, the option provided by this Section 7.3.1 shall not be available to Paladin; or

     7.3.2. have the Product made by a Third Party manufacturer designated by HydroMed and approved by Paladin, which approval shall not be unreasonably withheld, conditioned, denied or delayed. If Paladin makes such an election, HydroMed shall grant the Third Party manufacturer a non-exclusive, royalty-free license under the Intellectual Property for the sole purpose of manufacturing and selling to Paladin the quantity of the Product that HydroMed is unable to supply.

7.4 SUPPLY RESUMPTION. If Paladin exercises its rights to have a Third Party manufacturer manufacture the Product pursuant to Section 7.3 and thereafter during the Term HydroMed desires to resume supplying Paladin with the Product (whether by HydroMed or otherwise), then HydroMed shall notify Paladin of such desire. Paladin shall then resume purchasing Product exclusively from HydroMed for the remainder of the Term as soon as HydroMed demonstrates to Paladin's reasonable satisfaction that HydroMed (whether by HydroMed or otherwise) is capable of re-establishing a satisfactory supply of the Product; provided that Paladin shall not be required to cancel any purchase orders for the Product issued to the Third Party manufacturer that were issued in accordance with the Forecasts provided to HydroMed pursuant to Section 8.3 prior to the date that HydroMed gave Paladin notice of its desire to resume supply and cover periods no more than six (6) months after the date that HydroMed gave Paladin notice of its desire to resume supply. If and when HydroMed resumes supplying the Product pursuant to this Section 7.4, the Third Party manufacturer shall be required to return to HydroMed all information provided to the Third Party manufacturer pursuant to
     Section 7.3 and any license granted to the Third Party manufacturer shall terminate. Notwithstanding anything in this Agreement to the contrary, upon the termination of this Agreement for any reason, the Third Party manufacturer shall be required to return to

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     HydroMed all information provided to Third Party manufacturer pursuant to
     Section 7.3 and any license granted to the Third Party manufacturer shall terminate.

7.5 DOCUMENTATION AND CERTIFICATE OF ANALYSIS. HydroMed shall provide Paladin with required supporting documentation for the manufacture and assembly of the Product in a form suitable for Paladin's submission to the TPD. A certificate of analysis and such other documentation specified in the Quality Agreement shall be delivered with each batch of the Product delivered to Paladin.

7.6  DELIVERY AND ACCEPTANCE.

     7.6.1. ACCEPTANCE. Paladin shall not be obliged to accept delivery of any lot or batch of the Product unless the lot or batch meets the Specifications. Each lot or batch of the Product shall be considered accepted by Paladin unless Paladin has rejected the same by delivering written notice thereof to HydroMed as soon as is reasonably possible but in any event no later than forty-five (45) days after delivery of such lot or batch of the Product, unless re-testing is required in which case Paladin shall have another thirty (30) days from the date that re-testing is indicated as being required. Paladin is entitled to reject any batch which does not meet the Specifications or the requirements of GMPs, is incorrectly labeled, is not shipped in accordance with the shipping and handling requirements applicable thereto or does not contain the specified Labels ("Rejected Product"). To the extent possible, Paladin shall verify counts and identify any damages to HydroMed within five (5) Business Days of receipt. Paladin's sole and exclusive remedy for any shortage in a shipment shall be for HydroMed to send additional units of the Product as soon as reasonably possible.

     7.6.2. REJECTION NOTICE. A written notice of rejection shall be conclusive and binding upon HydroMed unless HydroMed notifies Paladin within forty-five (45) Business Days of receipt by HydroMed of the written notice of rejection that it denies responsibility for the problem in question. In the event of such a notice by HydroMed, representative samples of the Rejected Product shall be submitted to a mutually acceptable independent laboratory or consultant, as required, for analysis or review, the costs of which shall be paid by the party whose position is not sustained.

     7.6.3. REIMBURSED COSTS. Paladin shall return all Rejected Product to HydroMed at Paladin's expense. If Rejected Products are determined to have not complied with the Specifications or the requirements of GMPs or were incorrectly labeled (including the Labels), then HydroMed shall reimburse the amount paid by Paladin, if any, for delivery of the Rejected Product to HydroMed.

7.7 IMPROVEMENTS; NEW FORMULATION. HydroMed shall furnish Paladin with all information pertinent to the marketing, sale and promotion of the Product relating to any Improvements, which HydroMed may make from time to time to the Product, or to any new formulation of the Product. To the extent reasonably possible, HydroMed shall provide Paladin with six (6) months prior written notice of any anticipated Improvements or new formulations.

7.8 EXPIRATION DATE. The expiration date for the Product will be as permitted by the applicable Regulatory Approval, provided that HydroMed acknowledges that it would be desirable to have expiration dates of at least twenty-four
     (24) months.

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7.9  COMPLIANCE WITH LAWS.  HydroMed shall comply with all applicable Laws in the Territory in relation to the manufacture, handling and storage and sale of the Product until delivery to the ship-to location set forth in the applicable Purchase Order. Following delivery of the Product to the ship-to location set forth in the applicable Purchase Order, Paladin shall comply with all applicable Laws in relation to the handling, storage, distribution and sale of the Product in the Territory and HydroMed's then-current instructions relating to handling, storage and shipment of the Products in the Territory.

7.10 KITS. HydroMed shall be responsible for obtaining all requisite consents and approvals from relevant Third Parties (other than Governmental Bodies) in connection with the assembly and packaging of the Kit and all of its contents. Paladin shall ensure that all components of the Kit have the necessary regulatory approvals from the TPD to be used, marketed, distributed and sold in the Territory, and HydroMed shall give Paladin reasonable assistance in this regard. HydroMed shall order, at its own cost, the Canadian Sourced Items from a Canadian manufacturer or wholesaler and require them to be delivered to the ship-to address set forth in Paladin's Purchase Order for the Product. Until packaged together with the Product and sold to a customer, the Canadian Sourced Items shall be owned by HydroMed, and Paladin shall store its inventory of the Canadian Sourced Items in a separate area that conspicuously identifies such items as the property of HydroMed. Paladin shall be solely responsible for packaging the Canadian Sourced Items with the Products in accordance with all Laws and GMPs. Paladin hereby assumes all risks regarding the Canadian Sourced Items, including any issues with respect to delivery, quantity and/or quality, provided that HydroMed shall cooperate in good faith with Paladin in resolving claims and issues with manufacturers) and/or wholesalers) of the Canadian Sourced Items.

              ARTICLE 8 - FORECASTS/ORDERING/TITLE AND RISK/RETURNS

8.1 ORDERING. Paladin may order units of the Product by issuing binding purchase orders (each, a "Purchase Order") to HydroMed pursuant to the terms of this Agreement. Each Purchase Order shall state the quantity of the Product to be purchased, delivery date(s) and routing instructions, destination or destinations. No different or additional terms or conditions on any purchase order, acknowledgment or other transmittal, whether a standard business form or otherwise, utilized by Paladin or HydroMed in connection with the sale of the Product shall be construed or deemed to be an amendment of or supplement to this Agreement or otherwise binding on either Paladin or HydroMed.

8.2 ACCEPTANCE OR REJECTION OF PURCHASE ORDERS. HydroMed shall indicate its acceptance or rejection of each Purchase Order within ten (10) Business Days after receipt; provided that HydroMed may reject a Purchase Order, in whole or in part, only if: (a) the Purchase Order fails to comply with the terms and conditions of this Agreement; (b) the delivery date is less than ninety (90) days from the date of HydroMed's receipt of such Purchase Order, or (c) if the volume under the Purchase Order and all other accepted Purchase Orders covering the applicable monthly period exceeds the volume set forth in Paladin's then-current forecast (delivered pursuant to Section 8.3) by more than forty percent (40%). If requested by Paladin following Paladin's receipt of HydroMed's rejection notice under clause (c) above, HydroMed will use commercially reasonable efforts to deliver the excess volume of the Product specified in the rejected Purchase Order, but HydroMed's failure to so deliver the excess volume shall not be a breach of this Agreement. HydroMed's sole obligation in filling accepted Purchase Orders shall be to use commercially reasonable efforts to fill Paladin's

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     orders for the Product. In no event shall HydroMed be liable to any third party for HydxoMed's failure to deliver the Product to Paladin by any delivery due date set forth in any Purchase Order.

8.3 FORECASTS. Paladin shall provide HydroMed a non-binding twelve (12) month rolling forecast (the "Forecast") of Paladin's estimated requirements of the Product, itemized for use as commercial product or as samples, for the Term. The Forecast shall be reviewed and updated by Paladin no later than thirty (30) days before the start of each calendar quarter during the Term. Each such Forecast shall reflect a good faith attempt by Paladin to estimate quantity requirements of the Product, based on anticipated demand herefore.

8.4 SHIPMENT. HydroMed will use diligent efforts to ship the Product ordered by Paladin within one hundred and twenty (120) days after its acceptance of Paladin's purchase order. The Products will be shipped CPT (Incoterms 2000) to the ship-to address set forth in Paladin's purchase order. HydroMed shall ensure that the Product is suitably packed for shipment in HydroMed standard containers.

8.5 PRODUCT LIABILITY INSURANCE. HydroMed agrees to maintain product liability insurance consistent with its normal business practices to cover risks related to the Product and, upon Paladin's request, to provide Paladin with certificates of insurance attesting to the existence of such insurance.

8.6 ALL RISK INSURANCE. Paladin agrees to maintain all risk and general liability insurance consistent with its normal business practices to cover risks related to the storage, marketing, sales, and distribution of the Product in the Territory, and, upon HydroMed's request, to provide HydroMed with certificates of insurance attesting to the existence of such insurance. HydroMed agrees to maintain all risk and general liability insurance consistent with its normal business practices to cover normal business risks and including intellectual property claims, and, upon Paladin's request to provide Paladin with certificates of insurance attesting to the existence of such insurance. Each Party shall name the other Party as a co-insured under each insurance policy.

8.7 INSURANCE NOTIFICATION. Each Party agrees, upon request, to advise the other Party of the status of the insurance required by this Article 8 and of any change in such status. It is understood and agreed that furnishing of such insurance coverage will not relieve either Party of their obligations under this Agreement.

8.8 RETURNS. Returns to Paladin of the Product sold after the Effective Date shall be made in accordance with the Returns Policy set forth in Schedule
     8.8 hereto. The policy shall be communicated to customers in an appropriate fashion. Destruction of the returned Product is the responsibility of Paladin. The returned Product will be destroyed in accordance with all appropriate Laws relating to the disposal of pharmaceutical products, including any and all appropriate environmental Laws.

                          ARTICLE 9 - QUALITY AGREEMENT

9.1 QUALITY. Both Parties agree that responsibility for quality control, processes and procedures as they relate to the Product shall be governed by the Quality Agreement to be attached hereto as Schedule 9.1 after HydroMed and Paladin mutually agree to the Quality

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                                                                              20


     Agreement. The quality control, processes and procedures defined in the Quality Agreement shall include without limitation the procurement of components/ingredients, the manufacture of bulk product, the packaging of the bulk product, the creation of printed materials, the analytical testing of ingredients, components and final product, the execution of stability protocols, and the Quality Control Release procedure. Upon approval from the regulatory and scientific affairs departments of both companies, the Quality Agreement will serve as the standard of operation between the two Parties. To the extent of any conflict between the provisions of the Quality Agreement and any other agreement between the parties dealing with the same subject matter, the Quality Agreement shall prevail.

                   ARTICLE 10 - REPRESENTATIONS AND WARRANTIES

10.1 REPRESENTATIONS AND WARRANTIES OF HVDROMED. HydroMed hereby makes the following covenants, representations and warranties to Paladin and does so in full understanding and acknowledgement that Paladin is relying on its said representations and warranties in entering into this Agreement, notwithstanding any due diligence investigation done or information obtained by Paladin prior to the Effective Date:

     (a) STATUS. HydroMed is a corporation organized and existing under the Laws of the State of Delaware, U.S.A. No action has been taken by the directors, officers or shareholders of HydroMed to dissolve the corporation. HydroMed has the corporate power and authority to enter into the present Agreement and to perform all its obligations hereunder.

     (b) ALL NECESSARY PROCEEDINGS. The execution and delivery by HydroMed of this Agreement, the performance by HydroMed of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions and proceedings, and no other act or approval of any Person is required to authorize such execution, delivery, and performance.

     (c) NO VIOLATION. HydroMed warrants that the execution, delivery and performance of this Agreement by it: (i) does not and will not violate or conflict with any provision of Law or any provision of its articles of incorporation or by-laws; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties may be bound or affected. Without limiting the generality of the foregoing, HydroMed has not made any written or oral agreement or undertaking with any other Person regarding the rights to promote, distribute or sell the Product or to seek Regulatory Approval for the Product in the Territory.

     (d) COMPLIANCE. HydroMed warrants that the Product to be manufactured and assembled by it or by any of its Affiliates shall be in compliance with the Specifications at the time of delivery to ship-to address set forth in the applicable purchase order and all applicable Laws in relation to the manufacturing, handling, storage and labeling of the Product. Without limiting the generality of the foregoing,

                                  CONFIDENTIAL
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                                                                              21


          HydroMed warrants that the Product will be manufactured in accordance with GMPs. Once per Calendar Year, HydroMed shall provide to Paladin a letter stating that the manufacturing batch records have been reviewed and accepted according to GMPs. HydroMed further warrants that it will supply Paladin with Product that, at the time of shipment, will have a remaining shelf-life at least equal to the shelf-life permitted by the applicable Regulatory Approval (assuming storage in accordance with applicable requirements).

     (e) THIRD PARTY CLAIMS. To HydroMed's knowledge, as of the Effective Date, there is no outstanding or threatened claim or allegation that the marketing, distribution or sale of the Product or use of the Trade Marks in accordance with this Agreement infringe upon any rights of a Third Party.

     (f) RIGHT TO GRANT LICENSES. To HydroMed's knowledge, HydroMed is the sole and exclusive owner or licensee of all Intellectual Property needed to market, distribute and sell the Product in the Territory in accordance with this Agreement. HydroMed has the full right, power and authority to grant the rights granted to Paladin hereunder, free and clear of any mortgage, lien or encumbrance.

     (g) DISCLOSURE. HydroMed has licensed to Paladin under this Agreement all Intellectual Property owned or controlled by HydroMed relating to the Product necessary for Paladin to perform its obligations under this Agreement. HydroMed has faithfully informed Paladin about all information in its knowledge or possession or control concerning the safety and efficacy of the Product, and any side effects, injury, toxicity or sensitivity reactions and incidents associated with all uses, studies, investigations or tests involving the Product (animal or human) throughout the world.

     (h) REGULATORY APPROVAL. As of the Effective Date of this Agreement, HydroMed is not aware of any facts that would reasonably lead it to conclude that the Product will be unable to receive Regulatory Approval in the Territory.

     (i) INTELLECTUAL PROPERTY PROTECTION. HydroMed has not and will not knowingly or intentionally take any action, and will use its best efforts to assure that its Affiliates will not knowingly or intentionally take any action, during the term of the Agreement, that could adversely affect the Intellectual Property covering the Product, including without limitation, the distinctiveness or value of the Trade Marks. HydroMed shall not authorize or undertake any use of the Trade Marks (other than HydroMed and its variations) or any variation thereof in the Territory in connection with any products or materials other than the Product or materials associated with the Product.

10.2 REPRESENTATIONS AND WARRANTIES OF PALADIN. Paladin hereby makes the following covenants, representations and warranties to HydroMed and does so in full understanding and acknowledgement that HydroMed is relying on its said representations and warranties in entering into this Agreement:

     (a) STATUS. Paladin is a corporation organized and existing under the Laws of Canada. No action has been taken by the directors, officers or shareholders of Paladin to

                                  CONFIDENTIAL
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                                                                              22


          dissolve the corporation. Paladin has the corporate power and authority to enter into the present Agreement and to perform all its obligations hereunder.

     (b) ALL NECESSARY PROCEEDINGS. The execution and delivery by Paladin of this Agreement, the performance by Paladin of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions and proceedings, and no other act or approval of any Person is required to authorize such execution, delivery, and performance.

     (c) NO VIOLATION. Paladin warrants that the execution, delivery and performance of this Agreement by it: (i) does not and will not violate or conflict with any provision of Law or any provision of its articles of incorporation or by-laws; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties may be bound or affected.

     (d) COMPLIANCE. Paladin shall comply with all applicable Laws in relation to the handling, storage, distribution and sale of the Product.

     (e) TRADE MARKS. Paladin shall not authorize or undertake any use of any mark that is confusingly similar to the Trade Marks in the Territory.

10.3 NO IMPLIED REPRESENTATION OR WARRANTIES. EXCEPT INSOFAR AS SPECIFICALLY PROVIDED FOR IN THIS ARTICLE 10, THE REPRESENTATIONS AND WARRANTIES SET OUT ABOVE IN THIS ARTICLE 10 ARE THE ONLY REPRESENTATIONS AND WARRANTIES GIVEN BY EITHER PARTY HEREIN AND ARE MADE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED. THERE IS NO OTHER CONDITION OR WARRANTY THAT THE PRODUCT SHALL BE FREE FROM CLAIMS OF INFRINGEMENT, MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE, OR SHALL SUCCESSFULLY RECEIVE REGULATORY APPROVAL.

10.4 LIMITS ON REPRESENTATIONS AND WARRANTIES. Nothing herein shall be construed as a representation or warranty by Paladin that it will be successful in obtaining Regulatory Approval for the Product for any indication.

                          ARTICLE 11 - INDEMNIFICATION

11.1 BY PALADIN. Paladin shall indemnify HydroMed, its affiliates and their respective directors, officers, shareholders, employees or agents (collectively, the "HydroMed Releasees"), and hold it harmless from and against any and all Losses (including personal injury, death or property damage) arising from any and all Third Party claims against the HydroMed
     Releasees: (a) relating to the marketing, distribution or sale of the Product in the Territory to the extent such claims are the result of the fault, negligence or willful misconduct of Paladin, or its Affiliates, or their respective directors, officers, shareholders, employees or agents;
     (b) of any nature whatsoever relating to the Canadian Source Items and/or any processing or

                                  CONFIDENTIAL
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                                                                              23


     repackaging of the Product in connection with Paladin's incorporation of the Canadian Source Items with the Product; or (c) caused by a breach or misstatement by Paladin of its representations and warranties under this Agreement; except to the extent such Third Party claims result from the fault, negligence or willful misconduct of the HydroMed Releasees or its or their failure to comply with the terms of this Agreement. Paladin shall not be liable under this Section 11.1 in the event that the HydroMed Releasees admit or settle any such claim without the prior written consent of Paladin, which consent shall not be unreasonably withheld, conditioned, delayed or denied.

11.2 BY HYDROMED. HydroMed shall indemnify Paladin, its Affiliates and their respective directors, officers, shareholders, employees or agents (collectively, the "Paladin Releasees"), and hold it harmless from and against any and all Losses (including personal injury, death or property damage) arising from any and all Third Party claims against the Paladin
     Releasees: (a) that the manufacture, use or sale of the Product in accordance with this Agreement infringes the intellectual property rights of a third party in the Territory; (b) of any nature whatsoever relating to the manufacture or use of the Product; or (c) caused by a breach or misstatement by HydroMed of its representations and warranties under this Agreement; except to the extent such Third Party claims result from the fault or negligence of the Paladin Releasees, or its or their failure to comply with the terms of this Agreement. HydroMed shall not be liable under this Section 11.2 in the event that the Paladin Releasees admit or settle any such claim without the prior written consent of HydroMed, which consent shall not be unreasonably withheld, delayed or denied.

11.3 INDEMNIFICATION PROCEDURE. A Party seeking indemnification (the "Indemnified Party") shall notify, in writing, the other Party (the "Indemnifying Party") within fifteen (15) Business Days of the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity (ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure.

11.4 DEFENDING CLAIMS. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right, at its expense, to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the indemnifying Party shall deem appropriate, subject to any reasonable written objection of the Indemnified Party.

11.5 INTELLECTUAL PROPERTY INFRINGEMENT. HydroMed will notify Paladin if it receives any notice of infringement related to the activities engaged in under this Agreement, and advise Paladin of any litigation which may be initiated against it related to the activities engaged in under

                                  CONFIDENTIAL
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                                                                              24


     this Agreement, and will keep Paladin advised throughout such litigation. All costs of such litigation shall be borne by HydroMed unless any of the Paladin Releasees admit infringement or settle such litigation without the prior written consent of HydroMed, which consent shall not be unreasonably withheld, delayed or denied. Notwithstanding the foregoing, and without limiting the generality of Sections 11.2 through 11.4, in the event that the marketing, use or sale of the Product in accordance with this Agreement infringes or would infringe any Third Party intellectual property rights, the Party first becoming aware of same shall notify the other and, subject to Sections 11.2 through 11.4, the Parties shall discuss the matter and decide on a course of action. Should any such infringement claim or suit be upheld by a final, non-appealable order of a court that prevents Paladin from marketing, using and selling the Product in the Territory, HydroMed shall repurchase from Paladin, at cost, all of the Product currently in Paladin's stock that have not been sold. HydroMed may then, in its sole discretion after consultation with Paladin, elect to (i) change the Product so as to make it non-infringing; or (ii) obtain rights to the Third Party intellectual property rights and make such rights available to Paladin (it being understood that Paladin shall in no event be required to make any additional payments provided for herein for the grant of such rights). If, however, HydroMed chooses to do neither of the foregoing, then HydroMed shall inform Paladin and the Parties may mutually agree to terminate this Agreement, provided that if this Agreement is not so terminated, then HydroMed shall be relieved of its obligations under Article 7 and Article 8 to manufacture and supply Paladin with Product (both in respect of any unsatisfied Purchase Orders and any new Purchase Orders that Paladin may place with Hydromed), and Paladin shall not be entitled to exercise any rights or remedies against HydroMed in respect of any failure to supply.

11.6 THIRD PARTY INFRINGEMENT.

     11.6.1. In the event that either Party determines that a Third Party (other than a permitted licensee, transferee or distributor of either Party) is making, using, or selling a product or process that may infringe any of the Intellectual Property relating to the Product, including later issued and acquired patents covering the Product, or any uses or processes pertaining thereto, it will promptly notify the other Party in writing.

     11.6.2. HydroMed shall be responsible for, in its sole discretion, obtaining a discontinuance of any infringement or bringing suit against a Third Party infringer relating to the Product. Notwithstanding anything contained herein to the contrary, HydroMed shall have the right, but not the obligation, to bring such a suit. HydroMed shall bear all the expenses of any such suit brought by it and shall, after retaining for itself an amount equal to such expenses, split equally the remaining balance of any and all recovery and damages therefrom with Paladin. Paladin agrees to be named as a co-plaintiff if HydroMed brings suit and shall cooperate with HydroMed (which shall include providing any necessary assistance and executing any necessary documents, with any reasonable, receipted out-of-pocket expenses being reimbursed to Paladin by HydroMed to the extent such expenses were previously approved in writing by HydroMed), and shall have the right to consult with HydroMed and to participate in and be represented by independent counsel in such litigation at its own expense. Except as otherwise specifically provided herein, HydroMed shall have control over any such suit, and decisions as to settlement, methods and/or terms and conditions for resolving the suit shall be made by HydroMed (after consultation with Paladin, should Paladin be joined as a party to such suit).

                                  CONFIDENTIAL
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                                                                              25


     11.6.3. In the event HydroMed chooses not to prosecute an infringement as aforesaid within ninety (90) days after learning of the infringement, Paladin shall have the right to do so. In such event, HydroMed shall cooperate with Paladin (which shall include providing any necessary assistance and executing any necessary documents, with any reasonable, receipted out-of-pocket expenses being reimbursed to HydroMed by Paladin to the extent such expenses were previously approved in writing by Paladin). Paladin shall bear all the expenses of any such suit brought by it and shall, after retaining for itself an amount equal to such expenses, split equally the remaining balance of any and all recovery and damages from such suit with HydroMed. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of HydroMed.

                          ARTICLE 12 - CONFIDENTIALITY

12.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "Confidential Information" means all verbal, written, electronically transmitted and/or machine reproduced information, chemical structures, data, documents, methods and Intellectual Property of or relating to the business of either Party or its Affiliates, already provided or disclosed by it or its Affiliates to the other Party, or which will be provided to the other Party under this Agreement, and all materials, data, results, reports and other documents generated by or on behalf of the other Party containing or regarding such information, data, documents, methods and Intellectual Property.

12.2 OBLIGATIONS. During the term of this Agreement, each Party may supply to the other Party such Confidential Information as is considered useful solely for the purpose of enabling the other Party to perform its obligations hereunder (the "Purpose"). The other Party shall not use or allow the use of the Confidential Information for any other purpose.

12.3 EXCEPTIONS. Neither Party shall have any obligation of non-disclosure or non-use hereunder with respect to any Confidential Information which:

     (a) at the time of disclosure to the other Party is already available or known to the public;

     (b) after disclosure to the other Party becomes available or known to the public through no breach of this Agreement;

     (c) is already lawfully in the possession of the other Party at the time disclosure hereunder was made and such possession is documented by written evidence and not subject to any obligation of non-disclosure or non-use; or

     (d) is received from a Third Party having the right to disclose same and who is not bound by obligations of non-disclosure and/or non-use.

12.4 UNAUTHORISED USE. In case either Party becomes aware or has knowledge of any unauthorised use or disclosure of Confidential Information, it shall promptly notify the other Party of such unauthorised use or disclosure and, thereafter, shall take all reasonable steps to assist the other Party in attempting to minimise any potential or actual damages or losses resulting from such unauthorised use or disclosure.

                                  CONFIDENTIAL
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                                                                              26


12.5 RETURN OF DOCUMENTS. Each Party, upon receipt of a written request from the other Party following the expiration or termination of this Agreement, shall promptly return to the other Party all Confidential Information of such other Party, including all reproductions and copies thereof together with all internal material and documents generated by it containing Confidential Information or references thereto, from which references the substance of the Confidential Information can be implied or understood and shall delete all references thereto stored electronically.

12.6 OWNERSHIP RIGHTS. Each Party agrees that it shall not claim to have any rights, title or ownership in the Confidential Information of the other Party or any discoveries or inventions based on or derived from the Confidential Information, and that rights, title and ownership in the Confidential Information or any discoveries or inventions based on or derived from said Confidential Information shall, as between the Parties, rest in the other Party. Each party agrees to promptly disclose to the other Party any discoveries or inventions based on or derived from the Confidential Information. Each Party further agrees to assign (and does hereby assign) to the other Party, the sole and exclusive ownership in all such discoveries and inventions and to sign all documents and do all things required to give effect thereto.

12.7 TERM. The provisions of this Article 12 shall survive the expiry or termination of the Agreement until all of the Confidential Information has fallen within one of the exceptions set forth in Sections 12.3(a) through
     (d) inclusive.

                        ARTICLE 13 - TERM AND TERMINATION

13.1 TERM. This Agreement shall commence upon the Effective Date hereof, until the fifteenth (15th) anniversary date of the date on which Regulatory Approval is obtained for the Primary Indication, and shall automatically renew for subsequent three (3) year terms on the same terms and conditions, unless sooner terminated as provided elsewhere in this Agreement.

13.2 TERMINATION.  This Agreement may be terminated:

     (a) By either Party if the other Party commits a Material Breach of any of its obligations under this Agreement and (i) fails to remedy the breach within thirty (30) Business Days of being required by the first Party to do so; or (ii) where remedy of the breach is not reasonably possible within thirty (30) Business Days, fails to propose a plan within twenty (20) Business Days which, in the opinion of the first Party acting reasonably, is capable of providing a remedy of the breach within ninety (90) Business Days.

     (b) If either Party shall commence as debtor any proceedings under any bankruptcy, insolvency, readjustment of debt, dissolution or liquidation Law or any such proceeding shall be commenced against either Party, or any trustee or receiver shall be appointed therefor, and either Party shall by any act or failure to act indicate approval of or consent to, or acquiescence in such proceedings or in the appointment of any such trustee or receiver; or if any such proceedings brought against either Party shall be approved by any court and shall remain undismissed for thirty (30) Business Days after its levy, then in any such case, the Party not involved in such proceedings shall have the option to terminate this Agreement in its entirety by

                                  CONFIDENTIAL
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                                                                              27


          written notice of such termination to the Party involved in such proceedings and upon the giving of such notice this Agreement shall immediately terminate.

     (c) By either Party, upon at least thirty (30) days prior written notice to the other Party, if, as a result of an Event of Force Majeure, the other Party is unable to fully perform its obligations hereunder for a period of one hundred fifty (150) consecutive days; provided that if the required performance is met during the thirty (30) day period, this Agreement shall continue in full force and effect as if the notice had not been given.

     (d) By HydroMed if Paladin fails to make any equity investment in HydroMed when required by the Investment Agreement or chooses not to exercise its option to make an equity investment in HydroMed of at least One Million Dollars ($1,000,000) in accordance with the Investment Agreement.

     (e) By Paladin if HydroMed fails to close, by June 30, 2003, one or more third party financing transactions raising at least Ten Million Dollars ($10,000,000) in the aggregate.

     (f) By Paladin, if any Regulatory Authority has finally denied Regulatory Approval (or any material part thereof) for the Product with respect to the Primary Indication.

13.3 PARTIAL TERMINATION. In the event that any termination hereunder is limited to one (1) or more, but not all forms, dosages or indications of the Product, then the effects of such termination shall only apply to the affected form(s), dosage(s) or indication(s), but shall not affect in any way the validity of this Agreement with respect to any other form or dosage.

13.4 REMEDIES NOT LIMITED.   The termination of this Agreement by either party
     shall not limit remedies that may be otherwise available.

13.5 SURVIVAL. Expiration or termination of this Agreement for any reason shall not relieve either party of its obligations that have accrued prior to the expiration or termination of this Agreement. Without limiting the generality of the foregoing, Articles 1, 6, 11, 12 and 15 and Sections 2.3, 4.4, 5.5, 5.6, 13.5, 13.6 and 13.7 of this Agreement shall survive expiration or termination of this Agreement.

13.6 POST-TERMINATION. Unless HydroMed terminates this Agreement pursuant to Sections 13.2(a) or 13.2(b), during a six (6) month period following the expiry or termination hereof, Paladin may sell out its stock on hand of the Product. In addition, if Paladin terminates this Agreement under Section 13.2(c) but the Event of Force Majeure giving rise to such termination only reduced HydroMed's capacity to supply the Product, then for six (6) months following such termination, HydroMed shall continue to supply Paladin with the Product in accordance with Section 14.5. All applicable provisions of this Agreement shall survive termination as necessary to give effect to this Section 13.6.

13.7 OTHER CONSEQUENCES OF TERMINATION. Upon termination or expiration of this Agreement, Paladin shall, within thirty (30) days from the date of receipt of a request from HydroMed submit all necessary paperwork to TPD to request assignment of the NDS and DIN to HydroMed, if any, and any other Regulatory Approval held with respect to the Product and all Provincial Formulary listings, provided that HydroMed shall pay to Paladin an amount

                                  CONFIDENTIAL
     sufficient to cover any costs incurred by Paladin in connection with obtaining Regulatory Approval for the Product and transferring same back to HydroMed. In addition, Paladin shall promptly assign to HydroMed any sublicenses to the Intellectual Property granted by Paladin, and such sublicenses shall survive in accordance with their terms.

                           ARTICLE 14 - FORCE MAJEURE

14.1 DEFINITION. For the purposes of this Agreement, an "Event of Force Majeure" shall include the following:

     (a)  acts of God;

     (b) expropriation, confiscation or requisitioning of facilities or compliance with any Law which affects to a degree not presently existing the supply, availability or use of materials or labour;

     (c) acts or inaction on the part of any Governmental Body or Person purporting to act therefor;

     (d) embargoes, or acts of war or the public enemy, whether war be declared or not;

     (e) strikes, public disorder, insurrection, rebellion, riots or violent demonstrations;

     (f) floods, earthquakes, lightning, hail, inclement weather conditions or other natural calamities; and

     (g) any circumstances whether or not of the class or kind specifically named above not within the reasonable control of a Party and which, despite the exercise of reasonable diligence, such Party is unable to prevent, avoid or remove.

14.2 PROCEDURE. If any Party wishes to invoke an Event of Force Majeure, then it shall (i) immediately following the commencement of such Event of Force Majeure notify the other Parties of the occurrence of such Event of Force Majeure, the reasonably estimated date and time on which it commenced and the nature of the Event of Force Majeure, and (ii) as soon as reasonably practicable thereafter, submit to the other Parties proof of the Event of Force Majeure.

14.3 SUSPENSION OF OBLIGATIONS. If one of the Parties is unable to perform its obligations under this Agreement because of an Event of Force Majeure, then such Party shall be excused from performance of its obligations under this Agreement until the Event of Force Majeure terminates and the obligations of such Party, which cannot be met due to the Event of Force Majeure, shall be suspended during the pendency of the Event of Force Majeure, provided that such Party uses all reasonable efforts to attempt to prevent, avoid or remove the Event of Force Majeure within the shortest possible delay. Nevertheless, an Event of Force Majeure has no effect on the obligation to pay a sum of money owing for the purchase of the Product.

14.4 RESOLUTION. If either Party is excused from performance under this Agreement because of an Event of Force Majeure, then the Parties agree to promptly meet and to work in good faith together in an attempt to find appropriate solutions and to shorten the duration of the Event of Force Majeure, to the extent reasonably feasible.

                                  CONFIDENTIAL

14.5 ALLOCATION. If an Event of Force Majeure only reduces HydroMed's capacity to supply the Product, then HydroMed shall allocate to Paladin its pro rata share of HydroMed's remaining output of the Product (determined by reference to the total number of units of Product purchased by Paladin during the preceding twelve (12) months and the total number of units of Product sold by HydroMed to any person (including Paladin and all Third Party's) during such twelve (12) month period).

                           ARTICLE 15 - MISCELLANEOUS

15.1 LIMITATIONS OF LIABILITY. EXCEPT IN RESPECT OF HYDROMED'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL HYDROMED'S LIABILITY TO PALADIN FOR DAMAGES UNDER OR IN RESPECT OF THIS AGREEMENT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNT PAID TO HYDROMED UNDER THIS AGREEMENT, WHETHER SUCH DAMAGES ARISE IN TORT, CONTRACT OR OTHERWISE. IN ADDITION, IN NO EVENT SHALL HYDROMED BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF HYDROMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.2 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by internationally-recognized overnight courier mail, charges prepaid, addressed as follows:

     (a)  if to HydroMed:

          Hydro Med Sciences, Inc.
          8 Clarke Drive
          Cranbury, New Jersey
          08512-3617
          Attention: President

          Telephone: 609-409-9010
          Fax: 609-409-1650

     (b)  if to Paladin:

          Paladin Labs Inc.
          6111 Royalmount, Suite 102
          Montreal, Quebec
          H4P 2T4
          Attention: President

          Telephone: 514-340-1112
          Fax: 514-344-4675

          Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or successfully transmitted (or, if such

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                                                                              30


          day is not a Business Day, on the next following Business Day) or, if sent by internationally-recognized overnight courier, on the date on which it was received or refused delivery. Either Party may change its address for service from time to time by giving notice thereof to the other Party in accordance with this Article.

15.3 AMENDMENTS. No amendment or waiver shall be binding on either Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

15.4 DISPUTE RESOLUTION. Other than as set out in this Agreement, any breach, controversy or claim arising out of or relating to this Agreement that cannot be resolved following good faith discussions between the Parties shall be forwarded to the President of each Party for review and resolution. Any dispute the Presidents are unable to resolve within thirty
     (30) Business Days shall be determined by arbitration. Arbitration shall be carried out in accordance with the Laws of the Province of Quebec before one (1) arbitrator. If the Parties cannot mutually agree upon an arbitrator, each Party shall name an arbitrator and the arbitrators so named shall agree upon a third (3rd) arbitrator. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitration decision shall be final and binding on the Parties. The arbitration carried out hereunder shall apply to the exclusion of regular legal means, provided that the rights of the Parties in urgent situations in which time is of the essence to obtain proper remedies in courts of Law shall remain unimpaired.

15.5 ENTIRE AGREEMENT. This Agreement and the Quality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, letters of intent, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided. This Agreement shall not be changed or modified except in writing.

15.6 ASSIGNMENT. The rights and obligations under this Agreement may not be assigned by either Party hereto (except to an Affiliate) without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

15.7 FURTHER ASSURANCES. Each Party will, from time to time subsequent to the date hereof, at the request and expense of any other Party, execute and deliver all such documents and do all such other acts and things as that other Party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or any of the respective obligations intended to be created hereby or thereby.

15.8 PUBLICITY. Neither Party shall issue any press release or other public announcement relating to existence or terms of this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except where such announcements are required by law or regulation, in which event the Parties will use all reasonable efforts to consult with each other and co-operate with respect to the wording of

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                                                                              31


      any such announcement. The Parties shall cooperate in issuing (an) initial public release (s) with respect to the signing of this Agreement, either separately or as a joint release.

15.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument in effect as of the date first above mentioned.

15.10 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the Laws in effect in the Province of Quebec and the Laws of Canada applicable therein.

15.11 LANGUAGE. The parties hereto confirm that it is their wish that this Agreement as well as all other documents relating hereto, including notices, have been and shall be drawn up in the English language only. Les parties aux presentes confirment leur volonte que cette convention de meme que tous les documents, y compris tous avis, s'y rattachant, soient rediges en langue anglaise seulement.

                            (SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first hereinabove set out.

HYDRO MED SCIENCES, INC.


Per: /s/ David Tierney
     --------------------------------
Title: President & CEO                  Date: 10-3-2002


PALADIN LABS INC.


Per: /s/ Jonathan Goodman
     --------------------------------
Title: President & CEO                  Date: OCT 3/2002

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                                                                              33


                                 SCHEDULE 1.1(s)
                   TO THE LICENSE AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                            HYDRO MED SCIENCES, INC.
                                       AND
                               PALADIN LABS INC.

                         CURRENT IMPLANT SPECIFICATIONS

Trade name:        Hydron Implant(TM)

Active Ingredient: Histrelin acetate

Form: All dosage strengths and forms as well as all Improvements (as defined in Section l.l(t).

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                                                                              34


                                 SCHEDULE 1.1(v)
                   TO THE LICENSE AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                            HYDRO MED SCIENCES, INC.
                                       AND
                               PALADIN LABS INC.

                                 CONTENTS OF KIT

The Kit shall include the following components:

     -    Device to insert the Implant

     -    Betadine Swabsticks(1)

     -    Alcohol Swabs(1)

     -    Lidocaine HCl 1% and Epinephrine(1)

     -    25g x 1.5" Needles

     -    18g x l" Needles

     -    Gauze Sponges 4"

     -    Elastoplast

     -    Adson Forcep 4.75"

     -    Disposable Scalpels

The following components may be included in the Kit after mutual written agreement between the Parties:

     -    Steri Strip Reinforced Adhesive Skin Closures

     -    Poly lined towel Fenestrated Sterile Field

     -    Vicryl Sutures Coated

     -    Curved Mosquito Hemostat 5" (Floor grade stainless steel)

     -    Latex Gloves

(1)  Canadian Sourced Items.

The Kit shall not include the Canadian Sourced Items at the time of shipment to Paladin. Pursuant to Section 7.10, the Canadian Sourced Items will be ordered by HydroMed from a Canadian manufacturer or wholesaler and shipped to the same address as the ship-to address of the Purchase Order for the Product.

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                                                                              35


                                SCHEDULE 1.1(oo)
                   TO THE LICENSE AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                            HYDRO MED SCIENCES, INC.
                                       AND
                                PALADIN LABS INC.

                             PRODUCT SPECIFICATIONS

   TO BE ATTACHED SUBSEQUENT TO THE EFFECTIVE DATE PURSUANT TO SECTION 1.1(oo)

                               KIT SPECIFICATIONS

   TO BE ATTACHED SUBSEQUENT TO THE EFFECTIVE DATE PURSUANT TO SECTION 1.1(oo)

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                                                                              36


                                  SCHEDULE 8.8
                   TO THE LICENSE AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                            HYDRO MED SCIENCES, INC.
                                       AND
                                PALADIN LABS INC.

                                 RETURNS POLICY

ITEMS ELIGIBLE FOR RETURN

     Returns are limited to outdated merchandise in original packages, whether returned to PALADIN directly or destroyed at the pharmacy site after approval by a PALADIN Sales Representative.

TIME LIMIT

     Up to one (1) year after expiry or date of discontinuation.

CREDIT VALUE

     PALADIN'S invoiced wholesale price

ITEMS NOT ELIGIBLE FOR CREDIT

1. Products damaged by fire, smoke, heat or water resulting from a fire or other insurable hazards.

2. Products marked "Non-returnable", "Professional Sample", "Clinical Trial Package", or with similar markings or similar labels.

3. Distress merchandise, such as items purchased from a bankruptcy sale, going-out-business sale, fire sale, or other merchandise generally considered under the classification "Distress Merchandise" will not qualify for credit under the general provision of the Returns Policy.

4. Merchandise obtained via diverted or other means, including other products outside of Canada.

5.   Unexpired Products.

6. Overstocked saleable Products returned to PALADIN without prior written authorization from HydroMed.

7. Products damaged as a result of the negligence or improper storage or handling by PALADIN or any third party after delivery of the Product to PALADIN.

8.   Products not in its original packaging.

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                                                                              37


                                  SCHEDULE 9.1
                   TO THE LICENSE AND DISTRIBUTION AGREEMENT
                                    BETWEEN
                            HYDRO MED SCIENCES, INC.
                                       AND
                                PALADIN LABS INC.

                                QUALITY AGREEMENT

     TO BE ATTACHED SUBSEQUENT TO THE EFFECTIVE DATE PURSUANT TO SECTION 9.1

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